Contact:
Jonathan Lloyd Jones	Seth Lewis
Vice President & CFO	Senior Vice President
Columbia Laboratories, Inc.	The Trout Group LLC
(973) 486-8818	(646) 378-2952
FOR IMMEDIATE RELEASE
Columbia Laboratories Reports Fourth Quarter and Year-End 2012 Financial Results
Management will host Conference Call at 11:00 AM ET Today

LIVINGSTON, NJ - March 14, 2013 - Columbia Laboratories, Inc. (Nasdaq: CBRX) today reported financial results for the three- and twelve-month periods ended December 31, 2012.
Fourth Quarter Financial Highlights

•	Total net revenues increased 11% to $7.1 million in the fourth quarter of 2012, compared to $6.4 million in the fourth quarter of 2011.

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Net product revenues increased 13% to $6.1 million in the fourth quarter of 2012, compared to $5.4 million in the fourth quarter of 2011, mainly due to higher sales of CRINONE® 8% (progesterone gel) to Merck Serono S.A. (“Merck Serono”).

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Operating income was $1.0 million in the fourth quarter of 2012, compared to $1.1 million in the fourth quarter of 2011 due to a $1.2 million increase in total operating expenses over fourth quarter 2011 levels. In the fourth quarter of 2012, the Company recorded a $0.9 million write-off of fixed assets relating to excess capacity at Maropack and $0.9 million in severance charges, which were offset in part by lower personnel costs following the 2012 workforce reduction.

•
Net income for the fourth quarter of 2012 was $2.6 million, or $0.03 per basic and $0.01 per diluted share, compared to a net loss of $1.0 million, or $0.01 per basic and diluted share, in the fourth quarter of 2011.

•	Cash, equivalents and short-term investments increased to $28.6 million at December 31, 2012.
2012 Financial Highlights

•
Total net revenues were $25.8 million in 2012, compared to $43.1 million in 2011. The Company's 2011 revenues included $17.0 million for the amortization of the $34 million gain on the sale of the progesterone assets in July 2010 to Actavis Inc. (NYSE:ACT)(“Actavis”), formerly Watson Pharmaceuticals Inc., which amortization concluded in the second quarter of 2011, and the recognition of the $5.0 million milestone payment from Actavis for the filing of NDA 22-139.

•	Net product revenues increased 24% to $22.2 million in 2012, compared to $18.0 million in 2011.

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Net product revenues from Merck Serono for international sales of CRINONE 8% increased 18% driven by greater sales penetration into higher priced markets. Net product revenues from Actavis for U.S. sales of CRINONE increased by 35% over 2011 levels due primarily to higher transfer pricing.

•	Net income was $9.9 million, ($0.11 per basic and $0.03 per diluted share), compared to net income of $20.5 million ($0.24 per basic and $0.22 per diluted share) in 2011.

•	The Company turned cash-flow positive in the third quarter of 2012 and cash-flow from operating activities was $4.3 million for the year, compared with cash used in operations of $1.3 million in 2011.
“We are pleased to report our third consecutive quarter of profitability and second consecutive quarter of positive operating cash flows, both significant milestones for Columbia,” said Frank Condella, Columbia's president and chief executive officer. “These results reflect the ongoing promotion and growth of CRINONE by our partners, Merck Serono and Actavis, in their respective franchises, coupled with our ongoing cost containment initiatives.

354 Eisenhower Parkway • Plaza I, Second Floor • Livingston, NJ 07039
TEL: (973) 994-3999 • FAX: (973) 994-3001 • http://www.columbialabs.com

We continue to transition to a lower-cost operating model, and remain focused on maximizing income and cash generation from our base business while we explore potential strategic transactions.”
Fourth Quarter Financial Results
Total net revenues for the fourth quarter of 2012 were comprised of net product revenues primarily for domestic and international sales of CRINONE to Actavis and Merck Serono, respectively, and royalties primarily from Actavis.
Net product revenues increased by 13% to $6.1 million in the fourth quarter of 2012 as compared to $5.4 million in the fourth quarter of 2011.

•	Net revenues from CRINONE sold to Merck Serono increased by $0.9 million, or 22%, as compared to the fourth quarter of 2011, driven by greater sales penetration into higher priced markets.

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Net revenues from product sold to Actavis decreased by $0.7 million, or 48%, as compared to the fourth quarter of 2011. Fourth quarter sales in 2011 reflected an increased level of orders by Actavis in anticipation of potential regulatory approval for progesterone vaginal gel 8% in the preterm birth indication. Actavis received a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) for the related NDA (NDA 22-139) on February 24, 2012. During 2012 we continued to deliver CRINONE to Actavis against orders placed prior to the CRL. Actavis currently has sufficient inventory of CRINONE that we do not expect any material orders for CRINONE during 2013. We will continue to receive royalties on Actavis' net sales of CRINONE.

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In the fourth quarter of 2012, the Company recorded $0.5 million in net product revenue related to the reversal of sales return reserves for product that can no longer be returned. There was essentially no comparable revenue in the fourth quarter of 2011.

Total royalty revenues were $0.9 million in the fourth quarters of both 2012 and 2011, primarily reflecting royalty revenues from Actavis on CRINONE products. Columbia expects to continue to receive from Actavis royalty revenues of 10% of U.S. net sales of certain progesterone products, including CRINONE and the next-generation CRINONE product, for the foreseeable future.
There were essentially no other revenues in the fourth quarter of 2012 or 2011.
As a result, total net revenues for the fourth quarter of 2012 were $7.1 million, as compared to $6.4 million for the fourth quarter of 2011.
Gross profit as a percentage of total net revenues was 56% for the fourth quarter of 2012, compared to 45% in the fourth quarter of 2011. Gross profit as a percentage of net product revenues for the fourth quarter of 2012 was 49% compared with 35% for the same period in 2011. The higher gross profit margin in the 2012 quarter resulted primarily from the shift in sales mix to Merck Serono in favor of higher-margin country markets.
General and administrative costs were $2.2 million in the fourth quarter of 2012, compared to $1.3 million in the 2011 quarter. The increase reflects higher professional fees for business development activities and $0.9 million in severance related to the departure of two executive officers.
In the fourth quarter of 2012, the Company recorded a $0.9 million write-off of fixed assets relating to excess capacity at Maropack. Actavis received a CRL from the FDA for NDA 22-139 in February 2012. During 2012 we continued to deliver CRINONE to Actavis against orders placed prior to the CRL. Actavis currently has sufficient inventory of CRINONE that we do not expect any material orders for CRINONE during 2013. There was no comparable expense in the fourth quarter of 2011.
The Company reported a research and development gain of $0.1 million in the fourth quarter of 2012, compared to research and development costs of $0.4 million in the 2011 quarter. The 2012 quarter included lower personnel costs following the 2012 workforce reduction and the departure in October 2012 of Dr. Creasy, formerly vice president, clinical research, lower project expenses, and the reimbursement by Actavis of all R&D expenses related to the investigational preterm birth indication.
As a result, total operating expenses were $3.0 million in the fourth quarter of 2012, compared to $1.8 million in the prior year period.

354 Eisenhower Parkway • Plaza I, Second Floor • Livingston, NJ 07039
TEL: (973) 994-3999 • FAX: (973) 994-3001 • http://www.columbialabs.com

Operating income in the fourth quarter of 2012 was $1.0 million, compared to operating income of $1.1 million in the prior year period. The change primarily reflects the $0.7 million increase in net product revenues and a $0.4 million reduction in cost of revenues, offset by the $1.2 million increase in operating expenses, in the fourth quarter of 2012.
Other income and expense aggregated to a net income of $1.7 million for the fourth quarter of 2012, compared to a net expense of $2.1 million in the fourth quarter of 2011, primarily reflecting the recognition of the $1.6 million change in the fair value of the warrants issued in conjunction with the October 2009 stock issuance resulting from the decrease in Columbia's stock price from September 30, 2012 to December 31, 2012. In the corresponding quarter ended December 31, 2011, the increase in Columbia's stock price from September 30, 2011, to December 31, 2011, resulted in the recognition of a $2.2 million unrealized loss on the fair value of stock warrants.
As a result, the Company reported net income of $2.6 million, or $0.03 per basic and $0.01 per diluted share, for the fourth quarter of 2012, compared to a net loss of $1.0 million, or ($0.01) per basic and diluted share, for the fourth quarter of 2011.
Full Year Financial Results
Total net revenues for the year ended December 31, 2012, were $25.8 million, compared to total net revenues of $43.1 million for the year ended December 31, 2011. The 40% decrease in total net revenues was due to the recognition in 2011 of $17.0 million in revenue related to the gain on the sale of the progesterone assets to Actavis and the $5.0 million milestone payment from Actavis for the filing of NDA 22-139, which more than offset the growth in net product revenues in 2012.
Net product revenues for 2012 increased 24% to $22.2 million, as compared with $18.0 million for 2011. Underlying factors include a $1.1 million, or 35%, increase in net product revenues from Actavis and a $2.6 million, or 18% increase in net product revenues from Merck Serono for international sales of CRINONE 8%, slightly offset by the absence of STRIANT net product revenues in 2012 as a result of the sale of STRIANT to Actient in April 2011.
Total royalty revenues increased 16% to $3.5 million in 2012 as compared to $3.0 million in 2011.
Total other revenues were $0.1 million in 2012. This compares to $22.1 million in 2011, which period included the recognition of $17.0 million of the amortization of the $34 million in deferred gains from the sale of progesterone products to Actavis and the $5.0 million milestone payment from Actavis for the filing of NDA 22-139.
Gross profit as a percentage of total net revenues was 50% in 2012, compared to 73% in 2011. Gross profit as a percentage of total net revenues for 2011 would have been 44% excluding the deferred gain recognition and the NDA filing milestone. Gross profit as a percentage of net product revenues for 2012 was 42% compared with 35% for 2011.
Total operating expenses were $10.2 million in 2012, compared to $8.4 million in the prior year.

•	There were no selling and distribution expenses in 2012. Selling and distribution expenses were $0.1 million in 2011, in support of sales of STRIANT prior to its sale to Actient.

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General and administration expenses increased 6% to $8.6 million in 2012, compared to $8.1 million in 2011, due to severance costs of approximately $1.4 million which were recorded in 2012. Excluding these one-time costs, general and administrative costs would have decreased by $0.9 million or 11%.

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Research and development costs decreased 72% to $0.8 million in 2012 as compared to $2.8 million in 2011, as a result of the workforce reduction in the first quarter of 2012 and the departure of the Company's vice president, clinical research, in October 2012.

•	In 2012, the Company recorded a $0.9 million write-off of fixed assets relating to excess capacity at Maropack as previously described. There was no comparable expense in 2011.

•	In 2011 the Company recorded a $2.5 million net gain on the sale of STRIANT. There was no similar gain in 2012. Excluding this gain, total operating expenses were $11.0 million in 2011.

354 Eisenhower Parkway • Plaza I, Second Floor • Livingston, NJ 07039
TEL: (973) 994-3999 • FAX: (973) 994-3001 • http://www.columbialabs.com

Operating income was $2.8 million in 2012 compared to $22.9 million in 2011. The change primarily reflects the absence of $22.0 million in non-recurring other revenues and $2.5 million net gain on the sale of STRIANT in 2011, which more than offset the $4.2 million increase in net product revenues and $0.5 million increase in royalty revenues in fiscal 2012.
Other income and expense aggregated to net income of $7.1 million in 2012 compared to a net expense of $2.4 million in 2011, primarily reflecting the recognition of the $7.0 million unrealized gain on the fair value of the stock warrants issued in conjunction with the October 2009 stock issuance resulting from the decrease in Columbia's stock price from December 31, 2011 to December 31, 2012.
As a result, the Company reported net income for 2012 of $9.9 million, or $0.11 per basic and $0.03 per diluted share, compared to net income of $20.5 million, or $0.24 per basic and $0.22 per diluted share, for 2011.
Cash and Equivalents
At December 31, 2012, Columbia had cash, cash equivalents and short-term investments of $28.6 million, compared to cash, cash equivalents and short-term investments of $25.6 million at September 30, 2012, and $25.1 million at December 31, 2011.
Subsequent Material Events
Management Team Changes
On January 15, 2013, the Company entered into an employment agreement with Jonathan B. Lloyd Jones, ACA, MBA, as Vice President, Finance, Chief Financial Officer, Treasurer and Secretary, effective January 21, 2013, and terminated without cause, effective January 31, 2013, the employment agreements of Lawrence Gyenes as Senior Vice President, Chief Financial Officer, and Treasurer, and Michael McGrane as Senior Vice President, General Counsel, and Secretary of the Company.
Relocation
On January 16, 2013, the Company announced plans to relocate its corporate headquarters from Livingston, New Jersey, to Boston, Massachusetts.
Outlook
Columbia has streamlined the organization to operate as cash flow neutral-to-positive and expects to further reduce overall operating costs through its upcoming relocation. The Company continues to evaluate potential strategic transactions to add value for its stockholders. Any significant expenses resulting from the relocation or pursuit of a possible strategic transaction could affect cash flow in the quarters incurred.
Conference Call
As previously announced, Columbia Laboratories will hold a conference call to discuss financial results for the fourth quarter and year ended December 31, 2012, as follows:

Date:	Thursday March 14, 2013
Time:	11:00 am ET
Dial-in numbers:	(877) 303-9483 (U.S. & Canada) or (760) 666-3584
Live webcast:	www.columbialabs.com, under 'Investor'
The teleconference replay will be available two hours after completion through Thursday, March 21, 2013, at (855) 859-2056 (U.S. & Canada) or (404) 537-3406. The conference ID for the replay is 11511952. The archived webcast will be available for one year on the Company's website, www.columbialabs.com, in the 'Investor' section under 'Events'.
About Columbia Laboratories
Columbia Laboratories, Inc. is a publicly traded specialty pharmaceutical company with a successful history of developing proprietary, vaginally administered products for women’s health indications. The Company receives sales and royalty revenues from CRINONE® 8% (progesterone gel), which is marketed by Actavis, Inc., in the United States and by Merck Serono S.A. in over 60 foreign countries.
Columbia's press releases and other company information are available online at www.columbialabs.com.

354 Eisenhower Parkway • Plaza I, Second Floor • Livingston, NJ 07039
TEL: (973) 994-3999 • FAX: (973) 994-3001 • http://www.columbialabs.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “anticipates,” “potential,” “should,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: Actavis' and Merck Serono's success in marketing CRINONE for use in infertility in their respective markets; successful development by Actavis of a next-generation vaginal progesterone product for the U.S. market; difficulties or delays in manufacturing; the availability and pricing of third-party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; changes in the laws and regulations; the ability to obtain and enforce patents and other intellectual property rights; the impact of patent expiration; the impact of competitive products and pricing; the cost of evaluating potential strategic transactions; the cost of the Company's pending relocation to Boston; Columbia’s ability to timely regain compliance with the Nasdaq minimum closing bid price rule; the strength of the United States dollar relative to international currencies, particularly the euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia's reports filed with the SEC, including, but not limited to, its Quarterly Report on Form 10-Q for the period ended September 30, 2012. Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

CRINONE® is a registered trademark of Actavis, Inc.
STRIANT® is a registered trademark of Actient Pharmaceuticals LLC

(tables follow)

354 Eisenhower Parkway • Plaza I, Second Floor • Livingston, NJ 07039
TEL: (973) 994-3999 • FAX: (973) 994-3001 • http://www.columbialabs.com

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Twelve Months Ended December 31		Three Months Ended December 31
	(audited)		(unaudited)
	2012	2011	2012	2011
REVENUES
Net product revenues	$22,230,473	$17,977,608	$6,129,123	$5,441,467
Royalties	3,459,852	2,970,980	927,655	900,754
Other revenues	138,052	22,113,433	34,484	34,648
Total net revenues	$25,828,377	$43,062,021	$7,091,262	$6,376,869

COST OF REVENUES	12,788,264	11,691,365	3,132,640	3,530,155
Gross profit	13,040,113	31,370,656	3,958,622	2,846,714
OPERATING EXPENSES:
Selling and distribution	—	87,669	—	—
General and administrative	8,570,094	8,108,194	2,193,533	1,342,774
Research and development	770,642	2,779,058	(85,903)	416,624
Write-down of impaired assets	889,869	—	889,869	—
Net gain on U.S. sale of STRIANT	—	(2,533,127)	—	—
Total operating expenses	10,230,605	8,441,794	2,997,499	1,759,398
Income from operations	2,809,508	22,928,862	961,123	1,087,316

OTHER INCOME (EXPENSE):
Interest income	238,033	107,257	56,949	70,862
Interest expense	—	(12,111)	—	(448)
Change in fair value of redeemable warrants	—	(2,721,205)	—	—
Unrealized gain (loss) on stock warrants	6,995,099	556,662	1,595,530	(2,233,675)
Other, net	(122,660)	(292,991)	15,428	60,160
Total other income (expense)	7,110,472	(2,362,388)	1,667,907	(2,103,101)
Income (loss) before taxes	9,919,980	20,566,474	2,629,030	(1,015,785)
State income (tax) benefit	(2,707)	(8,282)	2,311	29,428
Federal income taxes	—	(31,000)	—	(31,000)
Net income (loss)	$9,917,273	$20,527,192	$2,631,341	$(1,017,357)
INCOME (LOSS) PER COMMON SHARE
BASIC	$0.11	$0.24	$0.03	$(0.01)
DILUTED	$0.03	$0.22	$0.01	$(0.01)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
BASIC	87,315,808	86,325,350	87,330,865	87,296,140
DILUTED	88,504,274	92,549,153	88,552,999	87,296,140

354 Eisenhower Parkway • Plaza I, Second Floor • Livingston, NJ 07039
TEL: (973) 994-3999 • FAX: (973) 994-3001 • http://www.columbialabs.com

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
ASSETS	2012	2011
CURRENT ASSETS
Cash and cash equivalents	$13,204,067	$10,114,163
Short term investments	15,433,967	15,023,999
Accounts receivable, net	3,422,653	4,695,410
Inventories	2,626,606	3,635,730
Prepaid expenses and other current assets	1,284,279	667,927
Total current assets	35,971,572	34,137,229
Property and equipment, net	927,227	1,481,071
Other assets	38,882	464,286
TOTAL ASSETS	$36,937,681	$36,082,586

LIABILITES
CURRENT LIABILITIES:
Accounts payable	1,504,677	3,526,171
Accrued expenses	2,216,524	3,016,596
Deferred revenues	93,750	93,750
Total current liabilities	3,814,951	6,636,517
Deferred revenue	33,526	46,416
Common stock warrant liability	1,173,747	8,168,846
TOTAL LIABILITIES	5,022,224	14,851,779
COMMITMENTS AND CONTINGENCIES
Contingently redeemable series C preferred stock 550 and 600 shares issued and outstanding in 2012 and 2011, respectively (liquidation preference of $550,000 and $600,000 in 2012 and 2011, respectively)	550,000	600,000

SHAREHOLDERS' EQUITY:
Preferred stock, $.01 par value; 1,000,000 shares authorized, Series B convertible preferred stock, 130 shares issued and outstanding (liquidation preference of $13,000)	1	1
Series E convertible preferred stock, 22,740 shares issued and outstanding (liquidation preference of $2,274,000)	227	227
Common Stock $.01 par value; 150,000,000 shares authorized; 87,543,781 and 87,367,313 shares issued in 2012 and 2011, respectively	875,437	873,673
Capital in excess of par value	278,697,432	278,060,138
Less cost of 36,448 treasury shares	(125,381)	(125,381)
Accumulated deficit	(248,365,480)	(258,282,753)
Accumulated other comprehensive income	283,221	104,902
TOTAL SHAREHOLDERS' EQUITY	31,365,457	20,630,807
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$36,937,681	$36,082,586

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354 Eisenhower Parkway • Plaza I, Second Floor • Livingston, NJ 07039
TEL: (973) 994-3999 • FAX: (973) 994-3001 • http://www.columbialabs.com